Exhibit 4.103

Loan Agreement

Contract No. :ABC(2012)1003-1

13010120140002789

Borrower : Shijie Kaiyuan Auto Trading Co., Ltd.

Lender : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date : November 7, 2014

Loan Amount : RMB100,000,000

Length of maturity : November 7, 2014 to November 6, 2015

Use of Loan : Vehicle Purchase

Loan Interest : 6.9%

Withdrawal Amount : RMB100,000,000

Payment Method : The interest should be repaid by monthly. The principal shall be fully repaid at the maturity date of the loan.

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Repayment Date : November 10, 2015

Loan Guarantee : Guaranty of Mortgage

- Hebei Ruiliang Trade Co., Ltd. entered into The Maximum Mortgage Contract with the lender, with the contract no.13100220140064999